Exhibit 10.5

PERFORMANCE STOCK UNIT AWARD AGREEMENT

UNDER THE FOOT LOCKER 2007 STOCK INCENTIVE PLAN

2025-27 Performance Period - TSR

This Performance Stock Unit Award Agreement (this “Agreement”) is made under the Foot Locker 2007 Stock Incentive Plan, as amended and restated (the “Plan”), as of [●] (the “Grant Date”), by and between Foot Locker, Inc., a New York corporation with its principal office located at 330 West 34th Street, New York, New York 10001 (the “Company”), and [●] (as referenced herein, “you” or the “Executive”).

1.    General. As a participant in the Company’s long-term incentive (“LTI”) program for the 2025-27 Performance Period, which covers the fiscal years beginning on each of February 2, 2025, February 1, 2026, and January 31, 2027 (the “Performance Period”), you have been granted an award of [●] performance stock units (“PSUs”), allocated as set forth on Appendix A. The PSUs are intended to constitute “Other Stock-Based Awards” under the Plan. Each PSU represents the right to receive between zero (0) and two (2) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), payable at the end of the Performance Period upon the satisfaction of the terms and conditions set forth in this Agreement (including Appendix A) and the Plan.

This Agreement sets forth the terms and conditions with regard to your PSU award. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

2.    Earning of PSUs. The actual number of PSUs that become vested shall be determined and payable in accordance with the terms of this Agreement, based upon the level of achievement of the applicable Performance Goals (as set in Appendix A). The Human Capital and Compensation Committee (the “Human Capital Committee”) of the Board of Directors of the Company (the “Board”) shall certify the level of achievement of the Performance Goals for the Performance Period during the Company’s first fiscal quarter in 2028 (the “Certification”) and shall determine the number of shares of the Company’s Common Stock you shall receive with respect to your vested PSUs.

3.    Delivery.

(a)    Subject to the terms of this Agreement and the Plan, shares of Common Stock you earn in respect of your PSUs shall be delivered to you as described below if you have been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Code (the “Control Group”) from the Grant Date until [●] (the “Vesting Date").

(b)    Other than as may be specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to the Vesting Date, and all vesting shall occur only on the Vesting Date, subject to your continued employment with the Control Group as described in Section 3(a).

(c)    If the Company terminates your employment without Cause or you terminate your employment for Good Reason upon or following a Change in Control (as defined in Appendix B) and such Change in Control occurs following the end of the Performance Period and the Certification, all unvested PSUs shall become vested at actual performance levels, and shall be paid in accordance with Section 3(f).

(d)    If the Company terminates your employment without Cause or you terminate your employment for Good Reason upon, or within twenty-four (24) months following, a Change in Control as defined in Appendix B hereto and your Termination occurs prior to the end of the Performance Period, all unvested PSUs shall become vested at the greater of target and actual performance levels, and shall be paid in accordance with Section 3(f).

(e)    In the event of your Termination by reason of death, Disability (within the meaning of Code Section 409A(a)(2)(C)(i) or (ii)) or Retirement prior to the Vesting Date, following the Certification, you (or in the event of your death, your estate) shall receive a pro rata portion of the PSUs that you would have received if you had been employed by the Company on the Vesting Date, based on the actual level of achievement of the Performance Goals set forth in Appendix A. The prorated portion shall be determined by multiplying the number of PSUs you would have been entitled to receive if you had not incurred such Termination by a fraction, the numerator of which is the number of days from the Grant Date to the Termination Date and the denominator of which is the total number of days in the Performance Period.

(f)    Subject to Sections 8 and 12(k), the Company shall issue and deliver to you shares of the Company’s Common Stock earned with respect to vested PSUs within 30 days following the Certification.

4.    Forfeiture.

(a)    Any PSUs that remain outstanding as of the Vesting Date and do not vest in accordance with Section 2 or Section 3 of this Agreement shall be forfeited without compensation immediately following the Certification.

(b)    Except as expressly set forth in Section 3(e), in the event of your Termination prior to the Vesting Date or your breach of the Non-Competition Provision in Section 10, all unvested PSUs shall be forfeited to the Company, without compensation.

(c)    Notwithstanding anything contained in this Agreement to the contrary, all PSUs earned under this Agreement, and any shares of Common Stock issued upon settlement hereunder, shall be subject to forfeiture, or repayment pursuant to the terms of the Company’s Incentive Compensation Recoupment Policy as may be amended from time to time, and any successor or supplemental recoupment policy.

5.    Adjustments. PSUs shall be subject to the adjustment provisions included in Section 5(e) of the Plan. In the event of any such adjustment, the adjusted award shall be subject to the same vesting schedule as the PSUs, as set forth in Section 3.

6.    Withholding. You agree that:

(a)    The Company shall have the right to withhold the number of shares of stock from the award sufficient to satisfy any federal, state, international, or local taxes of any kind required by law to be withheld with respect to the vesting of any PSUs or the delivery of shares of Company Common Stock in respect of PSUs which have become so vested, as calculated by the Company; and

(b)    The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state, foreign, or local taxes of any kind required by law to be withheld with respect to any PSUs which shall have become so vested.

7.    Special Incentive Compensation. You agree that the award of the PSUs is special incentive compensation and that the PSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, or profit-sharing plan of the Company or any life insurance, disability, or other benefit plan of the Company, except as specifically provided in any such plan.

8.    Delivery Delay. Notwithstanding anything herein, the delivery of any shares of Common Stock for vested PSUs may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by you or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

9.    Restriction on Transfer of PSUs. You shall not sell, negotiate, transfer, pledge, hypothecate, assign, or otherwise dispose of the PSUs. Any attempted sale, negotiation, transfer, pledge, hypothecation, assignment or other disposition of the PSUs in violation of the Plan or this Agreement shall be null and void.

10.    Restrictive Covenants.

10.1     Confidentiality. The Executive acknowledges that Confidential Information is the property of the Control Group. The Executive further acknowledges that the Control Group intends, and makes reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, and without limiting the protected activities set forth in Section 10.5, the Executive agrees that, during the Executive’s employment with the Control Group and at all times thereafter, the Executive shall not, (a) directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or (b) use any Confidential Information for the benefit of anyone other than the Control Group. “Confidential Information” means any and all non-public information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by the Executive during the Executive’s employment with the Control Group, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Control Group, or pertaining in any manner to any person or entity to whom or which the Control Group owes a duty of confidentiality, including, without limitation, the following types of information and materials: (a) research, development, technical information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, discoveries, compositions, ideas, concepts, structures, improvements, products, instruments, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (b) financial information and materials, including, without limitation, information and materials relating to costs, carriers, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, clients and bids, whether existing or potential; (c) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (d) personnel files and information about compensation, benefits and other terms of employment of the Control Group’s other employees and independent contractors; (e) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Control Group; and (f) information regarding customers, suppliers, merchandisers or vendors and potential customers, suppliers, merchandisers or vendors of the Control Group or any of its affiliates, including customer, supplier, merchandiser or vendor lists, names, representatives, their needs or desires with respect to the types of products or services offered by or provided to the Control Group, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided (i) to customers and potential customers of the Control Group or (ii) by suppliers, vendors or merchandisers to the Control Group and other non-public information relating to customers, suppliers, merchandisers or vendors and potential customers, suppliers, merchandisers or vendors; provided, however, that Confidential Information does not include information that (A) becomes generally known to and available for use by the general public other than as a result of the Executive’s acts or omissions or (B) is readily ascertainable to the general public.

10.2     Non-Competition. The Executive agrees that during the Non-Competition Period, the Executive will not engage in Competition with the Control Group. As used herein:

(a)         “Competition” means: (i) participating, directly or indirectly, as an individual proprietor, officer, employee in a management or executive-level role, or director of, or (ii) providing consulting, advisory, business, investment, strategic, sales, financial, operational, technical or design advice or services (in each case, to the extent that the Executive provided such advice or services to the Control Group at any time during the Executive’s employment with the Control Group) to, in each case, any Competitor (as defined below) with respect to business activities in any state or province in which the Executive provided services or had oversight responsibilities on behalf of the Control Group in the then-immediately preceding 24 month period ending no later than the last day of the Executive’s employment with the Control Group. Notwithstanding the foregoing, “Competition” shall not include: the performance of services for any enterprise to the extent such services are restricted solely to one or more distinct portions of the operations and businesses of such entity and such distinct portions are not engaged in the Athletic Business (as defined below) or do not supply product to the Control Group for the Athletic Business, and the Executive does not have any discussions with, or participate in, the governance, strategy, development, management or operations of such business segments that engage in the Athletic Business or supply product to the Control Group for the Athletic Business.

(b)         “Athletic Business” means: the retail (including brick-and-mortar stores), catalog, or online sale of athletic footwear, athletic apparel and sporting goods (e.g., athletic footwear specialty stores, sporting goods stores, department stores, traditional shoe stores, mass merchandisers and online retailers).

(c)         “Competitor” means: (i) a Person engaged in, or preparing to engage in, the Athletic Business; or (ii) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group.

(d)         “Non-Competition Period” means: the period commencing on the Date of Grant and ending on the date that is one year following the termination of the Executive’s employment with the Control Group. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date the Executive’s employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined in Appendix A hereto.

10.3     Non-Solicitation; Non-Interference. The Executive agrees that during the Non-Competition Period, he will not, directly or indirectly, (i) recruit, solicit or induce, any employee or employees of the Control Group who learned, developed or had access to Confidential Information and with whom the Executive had contact to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group for the purpose of accepting employment with or rendering services to a Competitor; provided, however, that the Executive shall not be prohibited from placing general advertisements or conducting any other form of general solicitation that is not specifically targeted at the Control Group’s employees or (ii) interfere, or aid or induce any other Person in interfering, with the relationship between any member of the Control Group and any of their respective vendors, suppliers, merchandisers, licensors, landlords or manufacturers.

10.4     Breach of Restrictive Covenants; Modification; Severability; Governing Law. The Executive agrees that the breach by the Executive of the provisions included herein under Sections 10.1, 10.2 and 10.3 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of a breach or a threatened breach of the Restrictive Covenants, the Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, including by any and all persons acting for or with him, without having to prove damages and (ii) any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of the Restrictive Covenants, including, but not limited to, recovery of damages. The Executive and the Company further agree that the Restrictive Covenants are reasonable and that the Company would not have granted the award of RSUs provided for in this Agreement but for the inclusion of the Restrictive Covenants herein. If any provision of the Restrictive Covenants are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. In the event that a court of competent jurisdiction determines that any provision or term in the Restrictive Covenants or the application thereof is unenforceable in whole or in part because of the scope thereof, the parties agree that such court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions in the Restrictive Covenants are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. The validity, construction and performance of the Restrictive Covenants shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of the Restrictive Covenants, the Executive and the Company consent to the jurisdiction of state and federal courts in New York County.

10.5     Permitted Disclosures.

(a)         Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), the Executive understands that the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Control Group that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if the Executive files a lawsuit for retaliation by the Control Group for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with any member of the Control Group, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)         Further, nothing in this Agreement or any other agreement between the Executive and any member of the Control Group will prohibit or restrict the Executive from (i) voluntarily communicating with an attorney retained by the Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the Attorney General, the New York State Division of Human Rights, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices), in each case without advance notice to the Control Group, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Control Group prior to any such disclosure to the extent legally permitted), (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled or (vi) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Control Group, including disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful employment practices.

10.6     Consideration and Review Period. The Executive hereby acknowledges that the Executive has been advised to consult with an attorney of the Executive’s choosing prior to signing this Agreement, including the non-competition and non-solicitation covenants set forth in Sections 10.2 and 10.3. The Executive further acknowledges that the Executive has been given at least fourteen (14) calendar days to consider the non-competition and non-solicitation covenants in Sections 10.2 and 10.3; provided, however, that the Executive may sign this Agreement sooner if the Executive wishes. The Executive agrees and acknowledges that the RSUs provided under this Agreement constitute adequate consideration for the Restrictive Covenants under applicable law.

11.    Not an Employment Agreement.

The award of PSUs hereunder does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of the term of this Agreement, including but not limited to any period during which the PSUs are outstanding.

12.    Miscellaneous.

(a)    In no event shall any dividend equivalents accrue or be paid on any PSUs.

(b)    This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors, and assigns.

(c)    This Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

(d)    This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(f)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g)    This Agreement is subject, in all respects, to the provisions of the Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

(h)    The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(i)    All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of you, your principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel.

(j)    This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

(k)    Although the Company does not guarantee the tax treatment of the PSUs, this Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, in the event that you are a “specified employee” within the meaning of Code Section 409A as of the date of your separation from service (as determined pursuant to Code Section 409A and any procedure set by the Company), to the extent required in order to avoid taxes and penalties under Code Section 409A, any award of PSUs payable as a result of such separation from service shall be settled no earlier than the day following the six- month anniversary of your separation from service, or, if earlier, your death.

(l)    To accept this grant, please click “Accept Grant” no later than [●]

13.    Definitions.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

Cynthia Carlisle
Executive Vice President and
Chief Human Resources Officer

APPENDIX A

PERFORMANCE GOALS AND VESTING TERMS

FOR PERFORMANCE UNIT AWARD

APPENDIX B

Change in Control

A Change in Control shall mean any of the following:

(A)          the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d‑3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B)          the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d‑3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock) acting in concert; or

(C)          during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two‑thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

This definition of Change in Control is intended to be construed as defined in the Plan and shall be interpreted in a manner consistent with Treasury Regulation § 1.409A-3(i)(5).